    Exhibit 99.1

Intermec, Inc. 6001 36th Avenue West Everett, WA 98203-1264 www.intermec.com
FOR IMMEDIATE RELEASE
Contact:

Kevin P. McCarty
Director of Investor Relations
Intermec, Inc.
425-265-2472
kevin.mccarty@intermec.com

INTERMEC REPORTS FIRST QUARTER 2009 RESULTS IN-LINE WITH GUIDANCE

▪	Q1’09 Revenue of $163 million; EPS Net Loss of ($0.17), Including ($0.09) Restructuring
▪	Operating Cash Flow Positive, Including Restructuring Payment Impact

EVERETT, Wash. – April 30, 2009 – Intermec, Inc. (NYSE: IN) today announced financial results for its first quarter, which ended March 29, 2009.

First quarter 2009 revenues were $163 million and a net loss of ($10.4) million, or ($0.17) per diluted share, compared to 2008 first quarter revenues of $217 million and net earnings of $7.7 million, or $0.13 per diluted share.

“We delivered first quarter operating results in line with guidance provided in February and did a solid job on managing cash. We are very confident in our market position and strategy. Our new product programs are on track to address growth opportunities this year and in the future,” said Patrick J. Byrne, Intermec’s president and CEO. “Our focus going forward is to lower our break-even point while positioning the Company for strong operating leverage and growth when the markets recover.”

The following table presents our GAAP (loss) earnings from operations before taxes, net (loss) earnings, and diluted (loss) earnings per share as reported for the first quarter of 2009 and 2008, and as adjusted by excluding the effect of restructuring charges.

	Quarter Ended March 29, 2009			Quarter Ended March 30, 2008
($ in millions, except per share amounts)	(Loss) earnings from operations before taxes	Net (loss) earnings	Diluted (loss) earnings per share	Earnings from operations before taxes	Net earnings	Diluted Earnings per share

Earnings as Reported	$(16.3)	$(10.4)	$(0.17)	$12.1	$7.7	$0.13
Restructuring charges	8.6	5.5	$0.09	-	-	-

Earnings as Adjusted	$(7.7)	$(4.9)	$(0.08)	$12.1	$7.7	$0.13

First Quarter 2009 Operating Performance

▪	Total revenues of $163 million were down 25% from the prior year quarter. Approximately 5 percentage points of the decline was due to currency translation.

▪
Geographically, North American revenues decreased 9% over the comparable prior-year period. Revenues in Europe, Middle East and Africa (EMEA) decreased 50% over the prior year period with approximately $8 million, or 10 percentage points of the decline due to currency translation. Latin American revenues decreased 20%, and Asia Pacific (APAC) revenues decreased 18%, both over the comparable prior-year period.

▪
From a product line perspective, Systems and Solutions revenue decreased 26% and Printer and Media revenue decreased 34% both over the comparable prior-year period. Service revenue decreased 9% compared to the prior-year period.

▪
Gross profit margins decreased 4.0 percentage points to 36.3%, and product gross margins decreased 4.8 percentage points to 35.2% both compared to the first quarter of 2008.  The gross profit margin decline was primarily attributable to reduced product volumes, product and geographical mix and the impact of currency translation.

▪	Operating expenses excluding restructuring charges were $66.9 million, down 11%, compared to $75.2 million in first quarter 2008. There were no restructuring charges in the first quarter of 2008.

▪
Included in the first quarter 2009 results are pre-tax restructuring charges of $8.6 million or ($0.09) per diluted share relating to the business restructuring plan announced in January 2009. Excluding these charges the non-GAAP adjusted net loss for the first quarter of 2009 was ($4.9) million, or ($0.08) per diluted share, as compared with the prior year first quarter’s net income of $7.7 million, or $0.13 per diluted share, as more fully described in the Non-GAAP (Adjusted) Financial Measures section of this release.

▪	The Company’s first quarter 2009 effective tax rate was 36.3%, consistent with the prior-year comparable quarter.

▪	Operating cash flow was approximately $0.1 million in the quarter, including the impact of cash paid for restructuring of $4.3 million.

▪	The Company’s cash and cash equivalents at the end of the first quarter totaled $216 million. The Company has no debt.

Cost Reduction Activities

▪
On April 30, 2009 the Company announced a plan to reduce its work force by approximately 12%. These actions are intended to align the Company’s cost structure with projected revenues and will occur through the remainder of 2009. These decisions are expected to reduce the Company’s break-even point and yield significant operating leverage when the markets recover. The April 30th announcement is expected to result in $22 to $25 million in annualized cost savings. This amount is in addition to the approximately $14 to $16 million of annualized savings expected to result from the business restructuring announced in January 2009.

Pre-tax restructuring costs for the plan announced today are expected to be in the range of $15.0 to $17.0 million. The Company expects to record approximately $10.0 to $11.0 million of combined restructuring charges in the second quarter of 2009, and expects that the balance will be recorded in the third and fourth quarters of 2009.

Outlook – Second Quarter 2009

Intermec announced its financial forecast for the second quarter of 2009, which reflects the on-going economic slowdown, limited visibility and weaker foreign currencies.

▪	Revenues are expected to be within a range of $150 to $165 million.

▪
Earnings (loss) per share are expected to be within a range of ($0.11) to ($0.18) per diluted share, including the expected impact range of ($0.10) to ($0.11) for the restructuring plans announced in January and April of 2009. Excluding these restructuring charges the non-GAAP adjusted earnings (loss) per share are expected to be within a range of ($0.01) to ($0.08) per diluted share.

Conference Call Information

Intermec will hold its conference call on April 30 2009 at 5 p.m. ET (2 p.m. PT).  The dial-in numbers for participants are 1 (210) 234-0002 (US and International) 1 (800) 621-8495 (Toll free); Passcode: (“Intermec”). The call will be broadcast on the Internet via a link from the investor’s Web page at www.intermec.com/InvestorRelations

###

Non-GAAP (Adjusted) Financial Measures

This press release includes non-GAAP (adjusted) financial measures for earnings (loss) from operations before taxes, net (loss) earnings, and earnings (loss) per diluted share. It also includes an outlook for the second quarter 2009 non-GAAP (adjusted) earnings (loss) per diluted share.  Reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measures are detailed in the Reconciliation of GAAP to Non-GAAP Net Earnings attached to this press release.

Our non-GAAP measures should be read in conjunction with the corresponding GAAP measures.  The non-GAAP measures should be considered in addition to and not as an alternative or substitute for the measures prepared in accordance with generally accepted accounting principles.

We believe that excluding restructuring charges (principally related to severance costs in connection with distinct organizational initiatives to reduce costs and improve operational efficiency) provides supplemental information useful to investors’ and management’s understanding of the company’s core operating results, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

About Intermec, Inc.

Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.  Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

(Forward-looking Statements)
Statements made in this release and related statements that express Intermec’s or our management’s intentions, hopes, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements regarding: our cost reduction plans; our view of general economic and market conditions; and our revenue, expense, earnings or financial outlook for the second quarter of 2009 or any current or future period.  They also include statements about our ability to develop, produce, market or sell our products, either directly or through third parties, reduce expenses, improve efficiency, realign resources, continue operational improvement and year-over-year growth, and about the applicability of accounting policies used in our financial reporting. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Actual results may differ from those expressed or implied in our forward-looking statements. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in our reports filed or to be filed with the Securities and Exchange Commission including, but not limited to, our annual reports on Form 10-K and quarterly reports on Form 10-Q.

INTERMEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended
	March	March
	29, 2009	30, 2008

Revenues
Product	$128,664	$179,574
Service	33,909	37,205
Total revenues	162,573	216,779
Costs and Expenses
Cost of product revenues	83,366	107,705
Cost of service revenues	20,136	21,706
Research and development	15,913	17,192
Selling, general and administrative	51,009	57,966
Restructuring	8,582	-
Total costs and expenses	179,006	204,569

Operating (loss) profit	(16,433)	12,210
Interest income	341	1,675
Interest expense	(226)	(1,790)
(Loss) earnings from operations before taxes	(16,318)	12,095
Income tax (benefit) expense	(5,917)	4,389
Net (loss) earnings	$(10,401)	$7,706

Basic (loss) earnings per share	$(0.17)	$0.13
Diluted (loss) earnings per share	$(0.17)	$0.13

Shares used in computing (loss) earnings per share
Basic	61,455	60,956
Diluted	61,455	61,475

INTERMEC, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands)

	March	December
	29, 2009	31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$216,049	$221,335
Short-term investments	71	156
Accounts receivable, net of allowance for doubtful accounts
and sales returns of $10,268 and $10,789	107,936	138,549
Inventories, net	107,541	116,949
Net current deferred tax assets	62,207	56,295
Other current assets	14,040	14,405
Total current assets	507,844	547,689

Property, plant and equipment, net	39,720	41,348
Intangibles, net	3,264	3,521
Net deferred tax assets	166,888	167,834
Other assets	29,166	29,503
Total assets	$746,882	$789,895

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$82,078	$112,772
Payroll and related expenses	23,575	24,799
Deferred revenue	42,381	38,712
Total current liabilities	148,034	176,283

Long-term deferred revenue	23,538	25,980
Pension liability	91,922	92,129
Other long-term liabilities	13,109	13,747

Shareholders' equity:
Common stock, 250,000 shares authorized, 61,957 and 61,766 shares issued and outstanding	619	618
Additional paid-in-capital	696,136	694,296
Accumulated deficit	(172,803)	(162,402)
Accumulated other comprehensive loss	(53,673)	(50,756)
Total shareholders' equity	470,279	481,756
Total liabilities and shareholders' equity	$746,882	$789,895

INTERMEC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands of dollars)

	Quarter Ended
	March 29	March 30
	2009	2008

Cash and cash equivalents at beginning of year	$221,335	$237,247

Cash flows from operating activities
Net (loss) earnings from operations	(10,401)	7,706
Adjustments to reconcile net (loss) earnings to net cash
provided by operating activities
Depreciation and amortization	3,974	3,742
Deferred taxes	(6,183)	3,804
Excess tax shortfall (benefit) from stock-based payment arrangements	557	(581)
Change in working capital accounts
Accounts receivable	30,613	25,454
Inventories	9,228	(21,380)
Accounts payable and accrued expenses	(31,192)	(372)
Changes in other working capital and other operating activities	3,495	(857)
Net cash provided by operating activities	91	17,516

Cash flows from investing activities
Capital expenditures	(2,385)	(3,803)
Purchases of investments	-	(760)
Proceeds from sale of property	1,866	-
Sale of investments	-	27,755
Patent legal fees	(1,096)	(778)
Net cash (used in) provided by investing activities	(1,615)	22,414

Cash flows from financing activities
Repayment of debt	-	(100,000)
Excess tax (shortfall) benefit from stock-based payment arrangements	(557)	581
Stock options exercised	142	2,345
Other financing activities	220	879
Net cash used in financing activities	(195)	(96,195)

Effect of exchange rate changes on cash and cash equivalents	(3,567)	5,546

Resulting decrease in cash and cash equivalents	(5,286)	(50,719)

Cash and cash equivalents at end of period	$216,049	$186,528

INTERMEC, INC.
RECONCILIATION OF GAAP TO NON-GAAP NET EARNINGS
(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended
	March	Non GAAP	Adjusted	March
	29, 2009	Adjustments	March 29, 2009	30, 2008

Revenues
Product	$128,664		$128,664	$179,574
Service	33,909		33,909	37,205
Total revenues	162,573		162,573	216,779
Costs and Expenses			-
Cost of product revenues	83,366		83,366	107,705
Cost of service revenues	20,136		20,136	21,706
Research and development	15,913		15,913	17,192
Selling, general and administrative	51,009		51,009	57,966
Restructuring	8,582	(8,582)	-	-
Total costs and expenses	179,006	(8,582)	170,424	204,569
			-
Operating (loss) profit	(16,433)	8,582	(7,851)	12,210
Interest income	341		341	1,675
Interest expense	(226)		(226)	(1,790)
(Loss) earnings from operations before taxes	(16,318)	8,582	(7,736)	12,095
(Benefit) provision for income taxes	(5,917)	3,069	(2,848)	4,389
Net (loss) earnings	$(10,401)	$5,513	$(4,888)	$7,706

Basic (loss) earnings per share	$(0.17)	$0.09	$(0.08)	$0.13
Diluted (loss) earnings per share	$(0.17)	$0.09	$(0.08)	$0.13

Shares used in computing (loss) earnings per share
Basic	61,455	61,455	61,455	60,956
Diluted	61,455	61,455	61,455	61,475

INTERMEC, INC.
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK FOR THE QUARTER ENDED JUNE 28, 2009
(Unaudited)

Diluted (loss) earnings per share

Earnings as Reported	$(0.11) to (0.18)
Restructuring charge	0.10 to 0.11

Earnings as Adjusted	$(0.1) to (0.08)